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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") dated March 10, 2004 is made by and between the organizers of the GEORGIA TRUST BANCSHARES, INC. (the "Bank Holding Company") and GEORGIA TRUST BANK (the "Bank"), (collectively the "Employer"), which is the proposed State Bank (the "Bank"), and J. MICHAEL ALLEN, an individual resident of Georgia (the "Executive").

      The Employer is in the process of organizing a Bank Holding Company and a Bank, and the Executive has agreed to serve as CHIEF EXECUTIVE OFFICER AND PRESIDENT of the Bank Holding Company and the Bank. Upon organization of the Bank, the Employer and the Executive contemplate that this Agreement will be assigned by the Employer to the Bank and that the Bank will assume the duties of the Employer. Following such assignment, the term "Employer" as used herein from time to time shall refer to the Bank.

      The Employer recognized that the Executive's contribution to the growth and success of the Bank during its organization and initial years of operations will be a significant factor in the success of the Bank. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Bank and promote the best interests of the Bank and its shareholders. The Executive is willing to serve the Employer (and, after assignment of this Agreement, the Bank) on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 16 hereof.

      In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. EMPLOYMENT. The Employer shall employ the Executive and the Executive shall serve the Employer, as CHIEF EXECUTIVE OFFICER AND PRESIDENT of the Bank upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Bank's by-laws or assigned by the Bank's Board of Directors (the "Board") from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods to serve as a director or advisor to other organizations, to charitable and community activities, provided that such activities do not interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interest of the Bank.

      2. TERM. The Executive's employment under this Agreement shall commence on the date hereof and be for a term (the "Term") of THREE (3) YEARS and shall renew as specified herein unless terminated by either party prior to the renewal date. The "initial renewal date" shall be the second anniversary date of the bank opening for business and the contract shall renew for a successive three
(3) year period. Subsequent renewal dates, if applicable, would then be the second anniversary of the initial renewal date and each two year anniversary thereafter. Additionally, said renewal shall accelerate upon change of control as defined within this agreement.

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      3.    COMPENSATION AND BENEFITS.

            (a) The Employer shall pay the Executive a base salary at a rate of $ 120,000 per annum in accordance with the salary payment practices of the Employer. Subsequent to the date the Bank opens for business (the "Opening Date"), the Executive's base salary shall be paid at a rate of $ 135,000 per annum. The Board shall review the Executive's base salary at least annually and may increase the Executive's base salary if it determines in its sole discretion that an increase is appropriate.

            (b) The Executive shall participate in any retirement, welfare, deferred compensation, life and health insurance and other benefit plans or programs of the Employer now or hereafter applicable to the Executive or applicable generally to employees of the Employer and as established by the Bank's by-laws or Board action. Until such time as the above referenced benefit plans become available, Employer shall reimburse Employee for the cost of COBRA benefits and disability insurance premiums.

            (c) The Executive shall participate in the Bank's long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Bank. On the date of the closing of the stock offering for the initial capitalization of the Bank, or as soon thereafter as an appropriate stock option plan is adopted by the Board, the Bank shall grant to the Executive an option (the "Performance Option") to purchase a number of shares of common stock of the Bank (the "Common Stock") equal to 40,000 shares. The award agreement for the Performance Option shall provide that one-fifth (1/5) of the shares subject to the Performance Option will vest on the last day of each of the first five (5) fiscal years of the Bank after the Opening Date, but only if the Executive remains employed by the Bank on such date and the Bank has met the performance goals set forth by the Board with said goals to be established at a future date.

      For each fiscal year after the Opening Date, and as a condition to the vesting of the shares subject to the Performance Option in such year, the Bank must meet criteria set by the Board. If the Bank does not meet the performance criteria for any fiscal year, the shares subject to the Performance Option for such fiscal year may vest on the following fiscal year end, in the sole discretion of the Board, if the Bank exceeds the performance criteria for such following year. The Board shall notify the Executive of any shares subject to the Performance Option vested hereunder within a reasonable period of time after the fiscal year end to which such options pertain. The good faith determination of the Board regarding whether the Bank met its yearly performance levels shall be conclusive. Notwithstanding any other provision herein, in the event any portion of the Performance Option has not become exercisable with respect to any prior fiscal year as provided above, the Board may decide in its sole discretion to vest those missed options upon the attainment of cumulative performance levels. Upon a change of control, as defined herein, all options granted shall become fully vested

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      In addition, the award agreement for the Performance Option will provide that (A) the Executive's option shall be qualified, to the extent practicable, as an incentive stock option under the Internal Revenue Code of 1986, as amended (the "Code"); (B) all options shall be exercisable to the extent vested at any time during the ten (10) years following the date of grant at a price per share equal to the initial public offering price (subject to standard anti-dilution adjustments in the event of stock splits, dividends, or combinations), which the parties acknowledge is the fair market value of the Common Stock as of the date of grant; and (C) all options shall be nontransferable and nonassignable by the Executive or by any other person entitled hereunder to exercise any such rights, provided, however, that upon the death of the Executive, any rights granted hereunder shall be transferable by the Executive's will or by the applicable laws of descent and distributions. Nothing herein shall be deemed to preclude the grant of Executive Options under a Director Option Plan in addition to the options granted hereunder.

            (d) The Executive may be eligible to receive a cash bonus in an amount determined by the Board. Specifically, the Executive may receive a $15,000 cash bonus upon the Opening Date. Subsequently, the Executive may receive a bonus as set by the Board. The aforementioned bonuses, except for the initial $ 15,000 bonus paid on the Opening Date, will be based upon certain performance levels or criteria as set by the Board.

            (e) Beginning upon the date of the execution of this Agreement and terminating with the termination of employment for any reason, the Employer shall provide the Executive with an automobile allowance in the amount of $ 750, which should provide for a make and model automobile appropriate to the Executive's status. The Executive will pay operating, maintenance, and related expenses for the automobile.

            (f) In addition, the Employer shall obtain a membership in, and pay the dues pertaining to, an area social or country club approved by the executive committee of the Board and shall designate the Executive as the authorized user of such membership for so long as this Agreement remains in force.

            (g) The Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Employer.

      4.    TERMINATION.

            (a) The Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

                  (i)   upon death of the Executive;

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                  (ii)  upon the disability of the Executive for a period of ninety (90) days in any consecutive 120-day period which, in the opinion of the Board, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities;

                  (iii) by the Employer for Cause upon delivery of a written notice of termination to the Executive by the Employer;

                  (iv) by the Executive for Good Reason upon delivery of a written notice of termination to the Employer within a 90-day period beginning on the 30th day after the occurrence of a Change in Control or within a 90-day period beginning on the one-year anniversary of the occurrence of a Change in Control;

                  (v) by the Employer if its effort to organize the Bank is abandoned; and

                  (vi) by the Executive without Good Reason effective upon the 30th day after delivery of a notice of termination. If this occurs, all accrued bonuses not paid to the Executive shall be cancelled, along with all participation in any stock option plan.

            (b) If the Executive's employment is terminated because of the Executive's death, the Executive's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which the Executive's death occurred, plus any bonus accrued under any bonus plan established by the Board through the date of death and a pro rata share of any target bonus with respect to the current fiscal year if the corporate performance goals for the fiscal year are satisfied.

            (c) During the period of any incapacity leading up to the termination of the Executive's employment as a result of disability, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all other benefits (other than any bonus not yet accrued) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, or 90 days whichever is shorter, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan of the Employer or any of its subsidiaries. Furthermore, the Executive shall receive any bonus accrued under the bonus plan established by the Board through the date of incapacity.

            (d) If the Executive's employment is terminated for Cause as provided above, or if the Executive resigned without Good Reason, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination. In such an event, all vested stock options must be exercised within ninety (90) days of termination or be forfeited.

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            (e)   If the Executive's employment is terminated by the Executive for Good Reason pursuant to Section 4(a)(iv), in addition to other rights and remedies available in law or equity, the Employer shall pay the Executive in cash within fifteen (15) days of the date of termination severance compensation in an amount equal to one hundred percent (100%) of his then current monthly base salary each month for twelve (12) months from the date of termination, plus any bonus accrued under any bonus plan established by the Board through the date of termination and a pro rata share of any target bonus with respect to the current fiscal year if the corporate performance goals for the fiscal year are satisfied.

            (f) If the Executive's employment is terminated due to the Employer's abandonment of its efforts to organize the Bank, the Employer shall pay the Executive any sums due him as base salary and/or reimbursement of expenses through the date such efforts are abandoned.

            (g) With the exception of the provisions in this Section 4 and the express terms of any benefit plan under which the Executive is a participant, the parties agree that upon termination of the Executive's employment pursuant to this Agreement, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits).

            (h) In the event that the Executive's employment is terminated for any reason, the Executive shall (and does hereby) tender his resignation as a director of the Employer, effective as of the date of termination.

            (i) The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive's services to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Code and any regulations thereunder.

      5. OWNERSHIP OF WORK. The Employer shall own all Work Product arising during the course of the Executive's employment (prior, present, or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, it business or its customers and that employee conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted royalty-free right including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

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      6.    PROTECTION OF TRADE SECRETS. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to disclose any Trade Secrets of the Employer during his employment or following termination of his employment so long as he is receiving compensation from the Employer, or, if greater, for a period of twelve (12) months following termination of the Executive's employment for any reason. As provided in Georgia statutes, "Trade Secrets" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing cost data or customer list, that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      7. PROTECTION OF OTHER CONFIDENTIAL INFORMATION. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and following termination of the Executive's employment so long as he is receiving compensation from the Employer, or, if greater, for a period of twelve (12) months following termination of the Executive's employment for any reason. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

      8. RETURN OF MATERIALS. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, Executive shall certify in writing compliance with the foregoing requirement.

      9.    RESTRICTIVE COVENANTS.

            (a) No Solicitation of Customers. During the Executive's employment with the Employer and after termination of the Executive's employment so long as he is receiving compensation from the Employer, or, if greater, for a period of twelve (12) months following termination of the Executive's employment pursuant to Section 4(a)(vi), the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer of the Employer on the date of the Executive's termination and is located in the Territory and with whom the Executive has had material contact during the course of Executive's employment.

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            (b)   No Recruitment of Personnel. During the Executive's employment with the Employer and after termination of the Executive's employment so long as he is receiving compensation from the Employer, or, if greater, for a period of twelve (12) months following termination of the Executive's employment pursuant to Section 4(a)(vi), the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of another organization, solicit or recruit personnel of the Employer for employment at any other organization.

            (c) Non-Competition Agreement. During the Executive's employment with the Employer and after termination of the Executive's employment so long as he is receiving compensation from the Employer, or, if greater, for a period of twelve (12) months following termination of the Executive's employment pursuant to Section 4(a)(vi), the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, engage in any business which is the same as or essentially the same as the Business by serving in any capacity involving duties and responsibilities similar to those undertaken for the Employer to a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory.

            (d) The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provisions shall not affect the enforceability of any other provision.

      10. SUCCESSORS; BINDING AGREEMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

      11. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Corporate Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

      12. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Georgia.

      13. NON-WAIVER. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or any way affect the validity of this Agreement.

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      14.   ENFORCEMENT. The Executive agrees that in the event of any breach or anticipated breach of any covenant contained in Section 9(a), 9(b), or 9(c), the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any covenant, and to obtain any other available legal, equitable, statutory, or contractual relief, including but not limited to monetary damages. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney's fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

      15. SAVING CLAUSE. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or unenforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provisions or clause of this Agreement or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

      16.   CERTAIN DEFINITIONS.

            (a) "Business" shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other relating business engaged in by the Employer as of the date of termination or any other conduct or action by a lending institution as permitted by Federal or State law now or in the future.

            (b)   "Cause" shall consist of any of the following:

                  (i) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause or is reasonably likely to cause material harm to the Employer (including harm to its business reputation);

                  (ii) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud;

                  (iii) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten (10) days following written notice to the Executive of such breach;

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                  (iv)  the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer, intends to institute any form of formal or informal (e.g. a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer that the Board determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer's compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action;

                  (v) the Executive is adjudicated bankrupt or the Executive files for voluntary bankruptcy; or

                  (vi) the failure of the Executive to devote his full business time and attention to his employment as provided under the Agreement.

            (c) "Change in Control" shall mean the occurrence during the Term of any of the following events:

                  (i) the individuals who, as of the date of this Agreement, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds (2/3) of the Board, provided however that if the election, or nomination for election by the Employer's shareholders, of any new director was approved in advance by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board, provided further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

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                  (ii)  an acquisition of any voting securities of the Employer
                        (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Employer's then outstanding Voting Securities; provided, however, that for purposes of this subsection
                        (ii), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Bank; (B) any acquisition by the Bank; or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Bank or any corporation controlled by the Bank; and provided, further, that if any Person's beneficial ownership of the outstanding Voting Securities reaches or exceeds twenty percent (20%) as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Employer, such subsequent acquisition shall be treated as an acquisition that causes such Person to own twenty percent (20%) or more of the outstanding Voting Securities.

                  (iii) approval by the shareholders of the Employer of (A) a merger, consolidation, or reorganization involving the Employer, (B) a complete liquidation or dissolution of the Employer, or (C) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any person (other than a transfer to a subsidiary).

                  (iv) a notice of an application is filed with the Federal Reserve Board (the "FRB") pursuant to Regulation "Y" of the FRB under the Change in Bank Control Act or the Bank Holding Company Act or any other bank regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the Office of the Comptroller of the Currency, the Federal Deposition Insurance Corporation, or any other regulatory authority for permission to acquire control of the Employer or any of its banking subsidiaries.

            (d) "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

            (e) "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions:

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                  (i)   a negative change in the Executive's status, title,
                        position or responsibilities;

                  (ii) a reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which is entitled within fifteen (15) days of the date due;

                  (iii) the Employer's requiring the Executive to be based at any place outside a 10-mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

                  (iv) the failure by the Employer to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety (90) days preceding the date of the Change in Control; or

                  (v) any material breach by the Employer of any material provision of this Agreement.

            (f) "Territory" shall mean a radius of 20 miles from (i) the main office of the Employer; or (ii) any branch office of the Employer.

      17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

      18    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


March 10, 2004                        /s/ J. Michael Allen
----------------------------------   -----------------------------------------
Date                                 EXECUTIVE


March 10, 2004                       /s/ William E. Smith
----------------------------------   ----------------------------------------
Date                                 Chairman, GEORGIA TRUST BANCSHARES, INC.
                                     and GEORGIA TRUST BANK

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